Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	May 17, 2019

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC  (“YGA”), Matthew Bonnano; David Magid; and William Vrattos.  Each of York Tactical Energy Fund, L.P. (“York Tactical”) and York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”) will report their respective direct ownership of the Issuer’s securities on a Form 3 to be filed with the Securities and Exchange Commission.

(2) YGA is the sole managing member of York Tactical Energy Holdings, LLC, which is the general partner of York Tactical and York Tactical PIV-AN. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital Management, L.P. (“York Capital”) and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(4) Represents 1,734 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) issuable to York Tactical (comprised of 1,667 to be issued for $1,000 per share and 67 to be issued as the origination fee) and 3,366 Series B Preferred Shares issuable to York Tactical PIV-AN (comprised of 3,333 to be issued for $1,000 per share and 33 to be issued as the origination fee), in each case, pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, by and among York Tactical, York Tactical PIV-AN and the Issuer, dated as of May 17, 2019 (the “Series B Purchase Agreement”) filed by YGA as Exhibit 10.20 to Amendment No. 6 to Schedule 13D on or about May 21, 2019 (the “13D Amendment”).

(5) The Issuer has the option to convert all, but not less than all of the Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 per share, subject to adjustments, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of $7.50 per share, subject to adjustments and certain terms and conditions, pursuant to the Certificate of Designations, filed by the Issuer as Exhibit 3.4 to the Quarterly Report on Form 10-Q filed by the Issuer on November 9, 2018 (the “Certificate of Designations”).  The Issuer must convert all Series B Preferred Shares into shares of Common Stock at a conversion price of $7.50 on the earlier of (i) 10) business days following a FID Event (as defined in the Certificate of Designations) and (ii) the 10 year anniversary of the closing date under the Series B Purchase Agreement (the “Closing Date”), in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(6)  Subject to certain adjustments as specified in the Certificate of Designations.

(7) Convertible initially into 680,000 shares of Common Stock, which represents: 226,667 shares issuable to York Tactical; and 453,333 shares issuable to York Tactical PIV-AN, in each case, upon conversion of Series B Preferred Shares pursuant to the Series B Purchase Agreement.

(8) Subject to certain adjustments as specified in the Series B Warrant Agreement contemplated by the Series B Purchase Agreement (the “Series B Warrant Agreement”), filed by YGA as Exhibit 13 to the 13D Amendment.

(9) Represents 30,166 Series B Warrants issuable to York Tactical; and 59,077 Series B Warrants issuable to York Tactical PIV-AN, in each case, with the Series B Preferred Shares pursuant to the Series B Purchase Agreement.

(10) Exercisable by holder before 5 p.m. Central Standard time on the third anniversary of the Closing Date.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of $7.50 per share of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(11) Exercisable initially into an equal number of shares of Common Stock, subject to adjustments as specified in the Series B Warrant Agreement.

(12) The warrants are issuable with the Series B Preferred Shares for no additional consideration.